Exhibit 99.1

Equillium Reports First Quarter 2024 Financial Results
and Provides Recent Clinical Highlights

$32.3 million cash balance at the end of Q1 2024 expected to provide cash runway into 2H 2025

Announced positive topline data from Phase 1b EQUALISE study of itolizumab in lupus nephritis patients, representing the first of two data sets that will trigger Ono Pharmaceutical’s option exercise decision for itolizumab, expected in 2H 2024

LA JOLLA, California, May 9, 2024 – Equillium Inc. (Nasdaq: EQ), a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders, today announced financial results for the first quarter 2024 and highlights in clinical development.

“With multiple milestones expected in 2024, we are happy to have reported our first milestone of positive topline data from the Phase 1b EQUALISE study in lupus nephritis in early April, representing the first of two data sets that will trigger our partner Ono’s option exercise decision for itolizumab expected in the second half of the year,” said Bruce Steel, chief executive officer at Equillium. “We have also completed enrollment in our Phase 2 study of our multi-cytokine inhibitor EQ101 for the treatment of moderate to severe alopecia areata. This is the first study in which EQ101 has been tested in alopecia areata patients, where we are looking for signs of clinical activity above historically low placebo response rates and anticipate announcing topline data in the second quarter this year. We also expect to announce the results of the interim review of our Phase 3 EQUATOR study of itolizumab in patients with acute graft-versus-host disease in the third quarter this year, representing the final data deliverable to trigger Ono’s option exercise period, which will expire three months following this interim review. If Ono exercises their option to acquire our rights to itolizumab we would receive an exercise payment of approximately $321 million, which would significantly extend our cash runway beyond the second half of 2025 - our current guidance - and we would remain eligible to receive approximately $101 million in additional milestone payments.”

Highlights Since the Beginning of 2024:

• Announced positive topline data from the Phase 1b EQUALISE study of itolizumab in lupus nephritis patients.

Anticipated Upcoming Milestones:

• EQ101: Phase 2 clinical study in subjects with moderate to severe alopecia areata – topline data anticipated in Q2 2024

• Itolizumab: EQUATOR acute graft-versus-host disease interim review anticipated in Q3 2024

• Ono option exercise decision anticipated in 2H 2024

First Quarter 2024 Financial Results

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1 Option exercise payment is denominated in Japanese yen (5 billion) and subject to currency exchange rates at the time of payment.

Revenue for the first quarter of 2024 was $10.7 million, compared to $8.9 million during the same period in 2023. Revenue in the first quarters of 2024 and 2023 consisted entirely of itolizumab development funding and amortization of the upfront payment resulting from the Asset Purchase Agreement with Ono. In the first quarter of 2024, development funding represented $8.0 million and amortization of the upfront payment represented $2.7 million, whereas those two components represented $6.7 million and $2.2 million, respectively, in the first quarter of 2023.

Research and development (R&D) expenses for the first quarter of 2024 were $9.7 million, compared to $9.3 million for the same period in 2023. The increase was primarily due to an increase in chemistry, manufacturing and controls (CMC) activities related to itolizumab and EQ101, and greater employee compensation expenses, which were partially offset by decreases in certain clinical study expenses and greater estimated Australian research and development tax incentive credits.

General and administrative (G&A) expenses were $3.7 million for each of the three-month periods ended March 31, 2024, and 2023. General and administrative expenses for the first quarter of 2024 remained relatively constant compared to the same period in 2023.

Net loss for the first quarter of 2024 was $2.7 million, or $(0.08) per basic and diluted share, compared with a net loss of $3.9 million, or $(0.11) per basic and diluted share, for the same period in 2023. The decrease in net loss was primarily attributable to increased revenue related to the Ono partnership, partially offset by greater R&D operating expenses.

Cash, cash equivalents and short-term investments totaled $32.3 million as of March 31, 2024, compared to $40.9 million as of December 31, 2023. Cash used in operating activities in the first quarter of 2024 was $8.8 million, which included payment of $2.6 million for annual bonuses to employees. Equillium believes that its cash, cash equivalents and short-term investments will be sufficient to fund its currently planned operations into the second half of 2025, assuming no further repurchases under our stock repurchase program.

About Multi-Cytokine Platform and Multi-Cytokine Inhibitors EQ101 & EQ302

Our proprietary multi-cytokine platform generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. This approach is expected to avoid the broad immuno-suppression and off-target safety liabilities that may be associated with other therapeutic classes, such as Janus kinase inhibitors. Many immune-mediated diseases are driven by the same combination of dysregulated cytokines, and we believe identifying the key cytokines for these diseases will allow us to target and develop customized treatment strategies for multiple autoimmune and inflammatory diseases.

Current platform assets include EQ101, a clinical stage, first-in-class, selective, tri-specific inhibitor of IL-2, IL-9, and IL-15 for intravenous and subcutaneous delivery and EQ302, a preclinical stage, first-in-class, selective, bi-specific inhibitor of IL-15 and IL-21 for oral delivery.

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM signaling pathway to downregulate pathogenic T effector cells while preserving T regulatory cells critical for maintaining a balanced immune response. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel first-in-class immunomodulatory assets and product platform targeting immuno-inflammatory pathways. EQ101: a selective tri-specific cytokine inhibitor targeting IL-2, IL-9, and IL-15; currently under evaluation in a Phase 2 proof-of-concept clinical study of patients with alopecia areata being conducted in Australia and New Zealand by Equillium’s Australian subsidiary as the trial sponsor. EQ302: an orally delivered, selective bi-specific cytokine inhibitor targeting IL-15 and IL-21; currently in pre-clinical development. The multi-cytokine platform: generates rationally designed composite peptides that selectively block key cytokines at the shared receptor level targeting pathogenic cytokine redundancies and synergies while preserving non-pathogenic signaling. Itolizumab: a monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells; currently under evaluation in a Phase 3 clinical study of patients with acute graft-versus-host disease (aGVHD) and recently completed a Phase 1b clinical study of patients with lupus/lupus nephritis. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited and has entered a strategic partnership with Ono Pharmaceutical Co., Ltd., for the development and commercialization of itolizumab under an option and asset purchase agreement.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”,

“continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding Equillium’s plans for developing EQ101, EQ302 and itolizumab and the expected timeline for results from clinical studies, anticipated upcoming milestones, the timing for triggering Ono’s option period and for receiving Ono’s option decision, the potential benefits and extended cash runway if Ono exercises their option, the fluctuation of the foreign exchange rate, Equillium’s cash runway, and the potential benefits of Equillium’s product candidates. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; risks related to performing clinical and pre-clinical studies; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; changes in the competitive landscape; risks related to Ono’s financial condition and decision to exercise its option, if ever to purchase itolizumab or terminate the asset purchase agreement; uncertainties related to

Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Michael Moore

Vice President, Investor Relations & Corporate Communications

619-302-4431

ir@equilliumbio.com

Equillium, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	March 31,	December 31,
	2024	2023
Assets
Cash, cash equivalents and short-term investments	$32,285	$40,866
Accounts receivable	5,048	3,735
Prepaid expenses and other assets	5,570	5,133
Operating lease right-of-use assets	694	796
Total assets	$43,597	$50,530
Current liabilities
Accounts payable and other current liabilities	$8,848	$11,844
Current portion of deferred revenue	13,360	15,729
Total current liabilities	22,208	27,573
Other long-term liabilities	295	384
Total liabilities	22,503	27,957
Total stockholders' equity	21,094	22,573
Total liabilities and stockholders' equity	$43,597	$50,530

Equillium, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended March 31,
	2024	2023
Revenue	$10,689	$8,879
Operating expenses:
Research and development	9,743	9,272
General and administrative	3,737	3,715
Total operating expenses	13,480	12,987
Loss from operations	(2,791)	(4,108)
Other income, net	57	228
Net loss before income tax expense	(2,734)	(3,880)
Income tax expense	-	60
Net loss	$(2,734)	$(3,940)
Net loss per common share, basic and diluted	$(0.08)	$(0.11)
Weighted-average number of common shares outstanding, basic and diluted	35,254,752	34,414,149